Exhibit 99.1
RPM REPORTS FIRST-QUARTER RESULTS
•	Pro-forma sales increase 6%, driving 8% increase in net income and diluted earnings per share

•	Reported sales, net income and diluted earnings per share decline slightly as a result of deconsolidation of Specialty Products Holding Corp. (SPHC) subsidiaries on May 31, 2010
Medina, Ohio — October 6, 2010 — RPM International Inc. (NYSE: RPM) today reported slight declines in sales, net income and diluted earnings per share for its fiscal 2011 first quarter ended August 31, 2010. The declines were primarily attributable to the deconsolidation of Specialty Products Holding Corp. (SPHC) subsidiaries, all of which reported through RPM’s industrial segment, at the end of the company’s 2010 fiscal year.
The deconsolidation eliminated nearly $300 million in annual revenues from RPM’s results, beginning in fiscal 2011. On a pro-forma basis, excluding the effect of the deconsolidation, sales, net income and earnings per diluted share all improved.
First-Quarter Results
On an “as reported” basis, first-quarter net sales of $894.8 million were 2.3% below the $916.0 million reported a year ago. Net income attributable to RPM stockholders of $69.0 million was off 5.5% from last year’s record $73.0 million. First-quarter diluted earnings per share were $0.53, a 7.0% decrease from the $0.57 reported a year ago. Consolidated EBIT was $122.0 million, up 1.1% from the $120.7 million in the fiscal 2010 first quarter.
On a pro-forma basis, assuming the deconsolidation of SPHC subsidiaries had been in effect during the first quarter of fiscal 2010, sales increased 6.1%, to $894.8 million from $843.0 million a year ago. Pro-forma net income attributable to RPM stockholders improved 8.3%, to $69.0 million from $63.7 million in the fiscal 2010 first quarter, while pro-forma diluted earnings per share were up 8.2%, to $0.53 from $0.49. Pro-forma consolidated EBIT grew 7.8%, to $122.0 million from $113.2 million a year ago.
“As announced last quarter, we will gauge our results going forward from the end of our last fiscal year on a pro-forma basis, taking into account the impact of the SPHC deconsolidation. On an apples-to-apples basis, we are pleased with our first-quarter results in this challenging economy. We were especially encouraged by a sharp improvement in sales by our industrial segment,” stated Frank C. Sullivan, chairman and chief executive officer.
SPHC subsidiaries were deconsolidated from RPM’s financial results when SPHC and its Bondex subsidiary filed Chapter 11 reorganization proceedings on May 31, 2010. As a result of the filing, Bondex asbestos liabilities are no longer carried on RPM’s balance sheet. SPHC operating subsidiaries include Chemical Specialties Manufacturing Corp.; Day-Glo Color Corp.; Dryvit Systems, Inc.; Guardian Protection Products, Inc.; Kop-Coat, Inc.; RPM Wood Finishes Group, Inc.; and TCI, Inc.

RPM Reports First-Quarter Results
October 6, 2010

While RPM continues to own these businesses, they are operating independently and their results are no longer included in RPM’s consolidated financial statements.
First-Quarter Segment Sales and Earnings
The company’s consumer segment, which was not affected by the deconsolidation, reported a 0.2% increase in sales to $292.5 million from $292.0 million in the fiscal 2010 first quarter. Organic sales were off 0.4%, including 0.5% in foreign exchange translation losses offset by 0.2% in volume increases and 0.6% in acquisition growth. Consumer segment EBIT declined 2.4% to $49.0 million in the fiscal 2011 first quarter from $50.2 million in the fiscal 2010 first period.
“Our consumer segment faced some very tough comparisons in the first quarter, as our year-earlier first quarter had strong double-digit growth in both sales and EBIT. The segment was also impacted by significant increases in raw material costs, as well as a slowdown in consumer spending over the summer,” Sullivan stated. “Businesses within the segment continued to hold or gain market share, which should serve RPM well as consumer spending picks up,” he stated.
On a pro-forma basis, industrial segment sales improved 9.3%, to $602.3 million from $551.0 million a year ago. Pro-forma segment EBIT grew 7.5%, to $83.3 million from $77.6 million in the fiscal 2010 first quarter.
“The pro-forma improvements in our industrial segment results reflect growth in industrial capital spending from the depressed levels of the prior year. In addition to continuing strong performance by our polymer flooring and corrosion control coatings, we saw marked improvement in roofing and concrete additives, while sales were flat year-over-year in our domestic and international sealants businesses, which are linked to commercial new construction. Raw material costs were also a challenge across our industrial businesses,” stated Sullivan.
Cash Flow and Financial Position
During the fiscal 2011 first quarter, cash from operations was $41.1 million, compared to $52.1 million a year ago. Capital expenditures were $3.3 million in the quarter, comparable to the year-ago period. Depreciation was $13.3 million during the first quarter of fiscal 2011. During the quarter, the company repurchased approximately 500,000 shares of its common stock at a cost of $8.6 million under RPM’s stock repurchase program.
Total debt at August 31, 2010 of $935.8 million compares to $928.6 million at May 31, 2010 and $906.7 million at the end of last year’s first quarter. Net (of cash) debt-to-total capital was 38.6%, versus 34.7% at the end of last year’s first quarter and 39.8% at the end of the prior fiscal year. Liquidity, including cash, was $717.3 million, as compared to $635.1 million a year ago and $688.5 million at May 31, 2010. “RPM continues to have a strong capital structure and liquidity position that will enable us to bolster our acquisition program, while funding ongoing operating needs and our dividend program,” Sullivan stated.

RPM Reports First-Quarter Results
October 6, 2010

Turkish Acquisition Completed
On September 28, 2010, RPM announced that its Building Solutions Group has acquired Park Dis Ticaret A.S., a leading supplier of sealants, tapes and membranes to the construction markets in Turkey, Russia and the Middle East. Based in Istanbul, Turkey, Park has annual sales of approximately $10 million and is currently a Tremco illbruck distributor. Terms of the transaction, which is expected to be accretive to earnings within one year, were not disclosed.
Business Outlook
“Based on our first-quarter results, we are holding to our fiscal 2011 guidance issued with our fiscal 2010 year-end earnings release on July 26, 2010. We continue to anticipate sales growth of between 4% and 5% to approximately $3.25 billion, from a pro-forma base of $3.12 billion in fiscal 2010 and growth in earnings per diluted share to a range of $1.35 to $1.40, up from a pro-forma $1.26 in fiscal 2010,” stated Sullivan.
Webcast and Conference Call Information
Management will host a conference call to further discuss these results beginning at 10:00 a.m. EDT today. The call can be accessed by dialing 866-271-0675 or 617-213-8892 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.
For those unable to listen to the live call, a replay will be available from approximately 1:00 p.m. EDT on October 6, 2010 until 11:59 p.m. EDT on October 13, 2010. The replay can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers. The access code is 20459794. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.rpminc.com.
About RPM
RPM International Inc., a holding company, owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services serving both industrial and consumer markets. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and specialty chemicals. Industrial brands include Stonhard, Tremco, illbruck, Carboline, Euco, Flowcrete and Universal Sealants. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Zinsser, Rust-Oleum, DAP, Varathane and Testors. Additional details are available at www.rpminc.com.
For more information, contact Robert L. Matejka, senior vice president and chief financial officer, at 330-273-5090 or rmatejka@rpminc.com.
# # #

RPM Reports First-Quarter Results
October 6, 2010

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; (j) risks and uncertainties associated with the SPHC bankruptcy proceedings; and (k) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2010, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

CONSOLIDATED STATEMENTS OF INCOME
IN THOUSANDS, EXCEPT PER SHARE DATA
UNAUDITED

	AS REPORTED		PRO FORMA (a)
	Three Months Ended		Three Months Ended
	August 31,		August 31,
	2010	2009	2010	2009
Net Sales	$894,810	$915,953	$894,810	$843,024
Cost of sales	519,384	522,123	519,384	479,084

Gross profit	375,426	393,830	375,426	363,940
Selling, general & administrative expenses	253,421	273,146	253,421	250,773
Interest expense	16,042	12,797	16,042	12,791
Investment (income), net	(1,977)	(1,094)	(1,977)	(970)

Income before income taxes	107,940	108,981	107,940	101,346
Provision for income taxes	32,946	35,903	32,946	33,032

Net income	74,994	73,078	74,994	68,314
Less: Net income attributable to noncontrolling interests	5,998	53	5,998	4,586

Net income attributable to RPM International Inc. Stockholders	$68,996	$73,025	$68,996	$63,728

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.53	$0.57	$0.53	$0.50

Diluted	$0.53	$0.57	$0.53	$0.49

Average shares of common stock outstanding — basic	127,787	126,774	127,787	126,774

Average shares of common stock outstanding — diluted	128,254	127,098	128,254	127,098

(a)	Pro forma figures presented for fiscal 2010 reflect results as if the deconsolidation of SPHC had occurred prior to fiscal 2010, including the recording of the non-cash non-controlling interest.
SUPPLEMENTAL SEGMENT INFORMATION
IN THOUSANDS
UNAUDITED

	AS REPORTED		PRO FORMA (a)
	Three Months Ended		Three Months Ended
	August 31,		August 31,
	2010	2009	2010	2009
Net Sales:
Industrial Segment	$602,314	$624,027	$602,314	$551,037
Consumer Segment	292,496	291,926	292,496	291,987

Total	$894,810	$915,953	$894,810	$843,024

Gross Profit:
Industrial Segment	$260,362	$276,375	$260,362	$246,262
Consumer Segment	115,064	117,455	115,064	117,678

Total	$375,426	$393,830	$375,426	$363,940

Income Before Income Taxes (b):
Industrial Segment
Income Before Income Taxes (b)	$82,479	$84,879	$82,479	$77,333
Interest (Expense), Net (c)	(861)	(110)	(861)	(227)

EBIT (d)	$83,340	$84,989	$83,340	$77,560

Consumer Segment
Income Before Income Taxes (b)	$49,027	$50,196	$49,027	$50,420
Interest (Expense), Net (c)	10	(6)	10	(5)

EBIT (d)	$49,017	$50,202	$49,017	$50,425

Corporate/Other
(Expense) Before Income Taxes (b)	$(23,566)	$(26,094)	$(23,566)	$(26,407)
Interest (Expense), Net (c)	(13,214)	(11,587)	(13,214)	(11,589)

EBIT (d)	$(10,352)	$(14,507)	$(10,352)	$(14,818)

Consolidated
Income Before Income Taxes (b)	$107,940	$108,981	$107,940	$101,346
Interest (Expense), Net (c)	(14,065)	(11,703)	(14,065)	(11,821)

EBIT (d)	$122,005	$120,684	$122,005	$113,167

(a)	Pro forma figures presented for fiscal 2010 reflect results as if the deconsolidation of SPHC had occurred prior to fiscal 2010, including the recording of the non-cash non-controlling interest.

(b)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles (GAAP) in the United States, to EBIT.

(c)	Interest (expense), net includes the combination of interest (expense) and investment income/(expense), net.

(d)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to corporate acquisitions, as opposed to segment operations. We believe EBIT is useful to investors for this purpose as well, using EBIT as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP, since EBIT omits the impact of interest and taxes in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness and ongoing tax obligations. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED BALANCE SHEETS
IN THOUSANDS

	August 31, 2010	August 31, 2009	May 31, 2010
	(Unaudited)	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$219,312	$255,840	$215,355
Trade accounts receivable	645,111	664,711	653,010
Allowance for doubtful accounts	(20,475)	(24,239)	(20,525)

Net trade accounts receivable	624,636	640,472	632,485
Inventories	421,228	435,174	386,982
Deferred income taxes	20,671	44,299	19,788
Prepaid expenses and other current assets	192,488	209,432	194,126

Total current assets	1,478,335	1,585,217	1,448,736

Property, Plant and Equipment, at Cost	934,136	1,055,935	924,086
Allowance for depreciation and amortization	(557,902)	(597,420)	(541,559)

Property, plant and equipment, net	376,234	458,515	382,527

Other Assets
Goodwill	783,685	860,554	768,244
Other intangible assets, net of amortization	308,318	353,820	303,159
Deferred income taxes, non-current	—	82,446	—
Other	112,273	87,318	101,358

Total other assets	1,204,276	1,384,138	1,172,761

Total Assets	$3,058,845	$3,427,870	$3,004,024

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$283,470	$291,658	$299,596
Current portion of long-term debt	2,774	169,314	4,307
Accrued compensation and benefits	100,030	99,825	136,908
Accrued loss reserves	64,412	75,559	65,813
Asbestos-related liabilities	—	75,000	—
Other accrued liabilities	138,824	134,002	124,870

Total current liabilities	589,510	845,358	631,494

Long-Term Liabilities
Long-term debt, less current maturities	932,979	737,414	924,308
Asbestos-related liabilities	—	396,772	—
Other long-term liabilities	249,443	193,954	243,829
Deferred income taxes	50,034	28,331	43,152

Total long-term liabilities	1,232,456	1,356,471	1,211,289

Total liabilities	1,821,966	2,201,829	1,842,783

Stockholders’ Equity
Preferred stock; none issued
Common stock (outstanding 129,493; 129,097; 129,918)	1,295	1,291	1,299
Paid-in capital	725,927	794,254	724,089
Treasury stock, at cost	(49,781)	(42,990)	(40,686)
Accumulated other comprehensive (loss)	(80,734)	(3,525)	(107,791)
Retained earnings	544,930	475,279	502,562

Total RPM International Inc. stockholders’ equity	1,141,637	1,224,309	1,079,473
Noncontrolling interest	95,242	1,732	81,768

Total equity	1,236,879	1,226,041	1,161,241

Total Liabilities and Stockholders’ Equity	$3,058,845	$3,427,870	$3,004,024

CONSOLIDATED STATEMENTS OF CASH FLOWS
IN THOUSANDS
UNAUDITED

	Quarter Ended
	August 31,
	2010	2009
Cash Flows From Operating Activities:
Net income	$74,994	$73,078
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,330	15,557
Amortization	4,874	5,449
Other-than-temporary impairments on marketable securities	57	118
Deferred income taxes	2,321	11,370
Stock-based compensation expense	2,396	2,621
Other	(281)	(603)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease (increase) in receivables	10,016	(1,814)
(Increase) in inventory	(33,603)	(28,999)
(Increase) in prepaid expenses and other current and long-term assets	(12,102)	(9,135)
(Decrease) in accounts payable	(16,781)	(3,156)
(Decrease) in accrued compensation and benefits	(37,281)	(24,313)
(Decrease) in accrued loss reserves	(1,431)	(1,834)
Increase in other accrued liabilities	33,696	33,307
Payments made for asbestos-related claims		(18,556)
Other	918	(954)

Cash From Operating Activities	41,123	52,136

Cash Flows From Investing Activities:
Capital expenditures	(3,255)	(3,262)
Acquisition of businesses, net of cash acquired	(9,962)	(349)
Purchase of marketable securities	(19,296)	(4,077)
Proceeds from sales of marketable securities	20,676	897
Other	(3,634)	501

Cash (Used For) Investing Activities	(15,471)	(6,290)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	9,773	817
Reductions of long-term and short-term debt	(2,635)	(25,290)
Cash dividends	(26,629)	(25,701)
Repurchase of stock	(9,101)
Exercise of stock options	281	2,692

Cash (Used For) Financing Activities	(28,311)	(47,482)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	6,616	4,089

Net Change in Cash and Cash Equivalents	3,957	2,453
Cash and Cash Equivalents at Beginning of Period	215,355	253,387

Cash and Cash Equivalents at End of Period	$219,312	$255,840